Exhibit 15

To the Shareholders
Overseas Shipholding Group, Inc.

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 333-88581, Form S-8 No. 333-95029 and Form S-8 No. 333-40204) of
Overseas Shipholding Group, Inc. of our report dated October 29, 2003 relating to the unaudited condensed consolidated interim financial statements of Overseas Shipholding Group, Inc. which are included in its Form 10-Q for the quarter ended September 30, 2003.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not part of a registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                                        ERNST & YOUNG LLP

New York, New York
October 29, 2003